Exhibit 10.30

LOAN AND SECURITY AGREEMENT

among

COMERICA BANK,
on the one hand,

and

JAMDAT MOBILE INC.,

and

CERTAIN OF ITS SUBSIDIARIES SIGNATORY HERETO,
on the other hand

dated as of April 20, 2005

$25,000,000

TABLE OF CONTENTS

1.	DEFINITIONS AND CONSTRUCTION

	1.1	Definitions
	1.2	Accounting Terms

2.	LOAN AND TERMS OF PAYMENT

	2.1	Credit Extensions
	2.2	Overadvances
	2.3	Interest Rates, Payments, and Calculations
	2.4	Crediting Payments
	2.5	Fees
	2.6	Term

3.	CONDITIONS OF LOANS

	3.1	Conditions Precedent to Initial Credit Extension
	3.2	Conditions Precedent to the Disbursement of the Term Loan
	3.3	Conditions Precedent to all Credit Extensions
	3.4	Conditions Subsequent

4.	CREATION OF SECURITY INTEREST

	4.1	Grant of Security Interest
	4.2	Perfection of Security Interest
	4.3	Right to Inspect

5.	REPRESENTATIONS AND WARRANTIES

	5.1	Due Organization and Qualification
	5.2	Due Authorization; No Conflict
	5.3	Collateral
	5.4	Intellectual Property Collateral
	5.5	Name; Location of Chief Executive Office
	5.6	Litigation
	5.7	No Material Adverse Change in Financial Statements
	5.8	Solvency, Payment of Debts
	5.9	Compliance with Laws and Regulations
	5.10	Subsidiaries
	5.11	Government Consents
	5.12	Inbound Licenses
	5.13	Full Disclosure

6.	AFFIRMATIVE COVENANTS

	6.1	Good Standing and Government Compliance
	6.2	Financial Statements, Reports, Certificates
	6.3	Inventory; Returns
	6.4	Taxes
	6.5	Insurance
	6.6	Primary Depository
	6.7	Financial Covenants
	6.8	Registration of Intellectual Property Rights
	6.9	Intentionally Omitted

	6.10	Further Assurances
	6.11	Formation of Subsidiaries

7.	NEGATIVE COVENANTS

	7.1	Dispositions
	7.2	Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control
	7.3	Mergers or Acquisitions
	7.4	Indebtedness
	7.5	Encumbrances
	7.6	Distributions
	7.7	Investments
	7.8	Transactions with Affiliates
	7.9	Subordinated Debt
	7.10	Inventory and Equipment
	7.11	No Investment Company; Margin Regulation

8.	EVENTS OF DEFAULT

	8.1	Payment Default
	8.2	Covenant Default
	8.3	Defective Perfection
	8.4	Material Adverse Change
	8.5	Attachment
	8.6	Insolvency
	8.7	Other Agreements
	8.8	Subordinated Debt
	8.9	Judgments
	8.10	Misrepresentations

9.	BANK’S RIGHTS AND REMEDIES

	9.1	Rights and Remedies
	9.2	Power of Attorney
	9.3	Accounts Collection
	9.4	Bank Expenses
	9.5	Bank’s Liability for Collateral
	9.6	No Obligation to Pursue Others
	9.7	Remedies Cumulative
	9.8	Demand; Protest

10.	NOTICES

11.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER

12.	JUDICIAL REFERENCE

	12.1	Mechanics
	12.2	Procedures
	12.3	Application of Law
	12.4	Repeal

13.	GENERAL PROVISIONS

	13.1	Successors and Assigns
	13.2	Indemnification
	13.3	Time of Essence
	13.4	Severability of Provisions
	13.5	Amendments in Writing, Integration
	13.6	Counterparts
	13.7	Survival
	13.8	Confidentiality
	13.9	Parent as Agent for Borrowers

This LOAN AND SECURITY AGREEMENT is entered into as of April 20, 2005, by and among Comerica Bank (“Bank”), on the one hand, and JAMDAT Mobile Inc. (“Parent”), and certain of Parent’s Subsidiaries signatory hereto (collectively, jointly and severally, with Parent, “Borrowers” and each individually a “Borrower”), on the other hand.

RECITALS

Borrowers wish to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrowers.  This Agreement sets forth the terms on which Bank will advance credit to Borrowers, and Borrowers will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1.             DEFINITIONS AND CONSTRUCTION.

1.1           Definitions.  As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A.  Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.

1.2           Accounting Terms.  Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP.  The term “financial statements” shall include the accompanying notes and schedules.

2.             LOAN AND TERMS OF PAYMENT.

2.1           Credit Extensions.

(a)           Promise to Pay.  Borrowers promise to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrowers, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(b)           Advances Under Revolving Line.

(i)            Amount.  Subject to and upon the terms and conditions of this Agreement (1) Borrowers may request Advances in an aggregate outstanding amount not to exceed the lesser of (A) the Revolving Line or (B) the Borrowing Base, less any amounts outstanding under the Letter of Credit Sublimit, and (2) amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(b) shall be immediately due and payable.  Borrowers may prepay any Advances without penalty or premium.

(ii)           Form of Request.  Whenever Borrowers desire an Advance, Parent, on behalf of Borrowers, will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. Pacific time (1:00 p.m. Pacific time for wire transfers), on the Business Day that the Advance is to be made.  Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit C.  Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid.  Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrowers shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance.  Bank will credit the amount of Advances made under this Section 2.1(b) to Borrowers’ Designated Deposit Account.

(iii)          Letter of Credit Sublimit. Subject to the availability under the Revolving Line, and in reliance on the representations and warranties of Borrowers set forth herein, at any time and from time to time from the date hereof through the Business Day immediately prior to the Revolving Maturity Date, Bank shall issue for the account of Borrowers such Letters of Credit as Borrowers may request by delivering to Bank a duly executed letter of credit application on Bank’s standard form; provided, however, that the outstanding and undrawn amounts under all such Letters of Credit (i) shall not at any time exceed the Letter of Credit Sublimit, and (ii) shall be deemed to constitute Advances for the purpose of calculating availability under the Revolving Line.  Any drawn but unreimbursed amounts under any Letters of Credit shall be charged as Advances against the Revolving Line. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form application and letter of credit agreement.  Borrowers will pay any standard issuance and other fees that Bank notifies Borrowers it will charge for issuing and processing Letters of Credit, including, without limitation, a fee equal to 1.25% of the face amount of each Letter of Credit, due and payable upon issuance.

(c)           Term Loan.

(i)            Funding of the Term Loan.  Subject to the terms and conditions hereof, including, without limitation, Section 3.2, Bank has agreed to make a term loan (the “Term Loan”) to Borrowers in the amount of Ten Million Dollars ($10,000,000).  Bank shall make the proceeds of the Term Loan available to Borrowers pursuant to written disbursement instructions provided to Bank by Borrowers.

(ii)           Amortization.  Interest on the Term Loan shall accrue from the date the proceeds of the Term Loan are disbursed in accordance with the terms and provisions contained herein at the rate set forth in Section 2.3(a).  If not sooner repaid, the outstanding principal of the Term Loan shall be repaid on the following dates and in the following amounts:

Date	Installment Amount
June 30, 2005	$500,000
September 30, 2005 and December 31, 2005	$750,000
March 31, 2006, June 30, 2006, and September 30, 2006	$1,000,000
December 31, 2006, and each March 31, June 30, September 30, and December 31 thereafter	$1,250,000

On the Term Loan Maturity Date, the outstanding principal balance and all accrued and unpaid interest under the Term Loan shall be due and payable in full.  Borrowers may voluntarily prepay the Term Loan in whole or in part from time to time without premium or penalty.  Amounts borrowed and repaid pursuant to this Section 2.1(c) may not be reborrowed.

2.2           Overadvances.  If the aggregate amount of the outstanding Advances exceeds the lesser of the Revolving Line or the Borrowing Base at any time, Borrowers shall immediately pay to Bank, in cash, the amount of such excess.

2.3           Interest Rates, Payments, and Calculations.

(a)           Interest Rates.

(i)            Advances.  Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding daily balance thereof, at Borrowers’ election, a variable rate per annum equal to 0.50% above the Prime Rate, or as set forth in the LIBOR Addendum to Loan and Security Agreement, dated as of even date herewith, executed by Borrowers and Bank.

(ii)           Term Loan.  Except as set forth in Section 2.3(b), the Term Loan shall bear interest, on the outstanding daily balance thereof, at Borrowers’ election, at a variable rate per annum equal to 0.75% above the Prime Rate, or as set forth in the LIBOR Addendum to Loan and Security Agreement, dated as of even date herewith, executed by Borrowers and Bank.

(b)           Late Fee; Default Rate.  If any payment is not made within 10 days after the date such payment is due, Borrowers shall pay Bank a late fee equal to the lesser of (i) 5% of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law.  All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to 2 percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c)           Payments.  Interest hereunder shall be due and payable on the first calendar day of each calendar quarter during the term hereof.  Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against the Designated Deposit Account or, if there are insufficient funds in the Designated Deposit Account to cover such charges, against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder.  Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

(d)           Computation.  In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate.  All interest chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

2.4           Crediting Payments.  Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to the Designated Deposit Account or to such Obligation as Parent, on behalf of Borrowers, specifies.  After the occurrence of an Event of Default, Bank shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment Bank may receive to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment.  Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day.  Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5           Fees.  Borrowers shall pay to Bank the following:

(a)           Revolving Line Commitment Fee.  On the Closing Date, a revolving line commitment fee equal to $150,000, which shall be fully earned as of the Closing Date and shall be nonrefundable;

(b)           Term Loan Facility Fee.  On the Closing Date, a term loan facility fee equal to $50,000, and on the first anniversary of the Closing Date, a fee equal to $50,000, both of which shall be fully earned as of the Closing Date and shall be nonrefundable; provided, however, Borrowers shall have no obligation to pay the installment of the term loan facility fee payable on the first anniversary of the Closing Date if Borrowers have repaid the entire principal balance of the Term Loan and all accrued and unpaid interest thereon prior to the first anniversary of the Closing Date; and

(c)           Bank Expenses.  On the Closing Date, all Bank Expenses incurred through the Closing Date, and, after the Closing Date, all Bank Expenses, as and when they become due.

2.6           Term.  This Agreement shall become effective on the Closing Date and, subject to Section 13.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement.  Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

3.             CONDITIONS OF LOANS.

3.1           Conditions Precedent to Initial Credit Extension.  The effectiveness of this Agreement and the obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)           this Agreement;

(b)           an officer’s or secretary’s certificate of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c)           a financing statement (Form UCC-1);

(d)           an intellectual property security agreement of each Borrower;

(e)           an insurance certificate listing Bank as an additional insured, and, to the extent available, named as loss payee;

(f)            payment of the fees and Bank Expenses then due specified in Section 2.5;

(g)           current SOS Reports indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;

(h)           an audit of the Collateral, the results of which shall be satisfactory to Bank;

(i)            financial statements, including company prepared consolidated and consolidating balance sheets and income statements for the period ended February 28, 2005 and audited consolidated statements for each Borrower’s most recently ended fiscal year, together with an unqualified opinion, and such other updated financial information as Bank may reasonably request;

(j)            [Intentionally Omitted];

(k)           evidence that Borrowers’ Funded Debt Ratio as of February 28, 2005 is less than or equal to 2.50:1 after giving effect to the Acquisition and the initial funding under the Revolving Line and the Term Loan;

(l)            evidence that the Blue Lava Acquisition has been consummated;

(m)          the Blue Lava Acquisition Related Documents;

(n)           a joint and several borrower rider;

(o)           a stock pledge security agreement of each Borrower; and

(p)           such other documents or certificates, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2           Intentionally Omitted.

3.3           Conditions Precedent to all Credit Extensions.  The obligation of Bank to make each Credit Extension, including the initial Credit Extension and the Term Loan, is further subject to the following conditions:

(a)           timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

(b)           the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date).  The making of each Credit Extension shall be deemed to be a representation and warranty by Borrowers on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.3.

3.4           Condition Subsequent.  The obligations of Bank to make any Advances hereunder at any time (or to extend any other credit hereunder) shall be subject to delivery by Borrowers to Bank, within 30 days of the Closing Date, a collateral access agreement, in form and substance acceptable to Bank, with respect to the 3415 S. Sepulveda Blvd., Los Angeles, California location.  The failure by Borrowers to satisfy the conditions subsequent set forth in this Section 3.4 within the prescribed time periods shall constitute an Event of Default hereunder.

4.             CREATION OF SECURITY INTEREST.

4.1           Grant of Security Interest.  Each Borrower grants and pledges to Bank a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by each Borrower of each of its covenants and duties under the Loan Documents.  Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral.  Notwithstanding any termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

4.2           Perfection of Security Interest.  Each Borrower authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the

Collateral or describe the Collateral as all assets of Borrowers of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether the applicable Borrower is an organization, the type of organization and any organizational identification number issued to Borrowers, if applicable.  Any such financing statements may be signed by Bank on behalf of Borrowers, as provided in the Code, and may be filed at any time in any jurisdiction whether or not Revised Article 9 of the Code is then in effect in that jurisdiction.  Borrowers shall from time to time endorse and deliver to Bank, at the request of Bank, all Negotiable Collateral and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfected Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.  Borrowers shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement.  Where Collateral is in possession of a third party bailee, Borrowers shall take such steps as Bank reasonably requests for Bank to (i) obtain an acknowledgment, in form and substance satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, (ii) obtain “control” of any Collateral consisting of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Revised Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance satisfactory to Bank.  Borrowers will not create any chattel paper without placing a legend on the chattel paper acceptable to Bank indicating that Bank has a security interest in the chattel paper.  Borrowers from time to time may deposit with Bank specific cash collateral to secure specific Obligations; each Borrower authorizes Bank to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by Borrowers or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding.

4.3           Right to Inspect.  Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrowers’ usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Borrowers’ Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrowers’ financial condition or the amount, condition of, or any other matter relating to, the Collateral.

5.             REPRESENTATIONS AND WARRANTIES.

Borrowers represent and warrant as follows:

5.1           Due Organization and Qualification.  Parent and each Subsidiary of Parent is a corporation duly existing under the laws of the state in which it is incorporated and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.2           Due Authorization; No Conflict.  The execution, delivery, and performance of the Loan Documents are within each Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrowers’ Certificates of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement by which any Borrower is bound.  No Borrower is in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

5.3           Collateral.  Each Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens.  All Collateral is located solely in the Collateral States.  The Eligible Accounts are bona fide existing obligations.  The property or services giving rise to such Eligible Accounts has been delivered or rendered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor.  No Borrower has received notice of actual or imminent Insolvency Proceeding of any account debtor whose accounts are included in any Borrowing Base Certificate as an Eligible Account.  All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made.  Except as set forth in the Schedule, none of the Collateral is maintained or invested with a Person other than Bank or Bank’s Affiliates.

5.4           Intellectual Property Collateral.  Parent is the sole owner of the Intellectual Property Collateral, except as disclosed in the Schedule and except for licenses granted by Borrowers to their customers in the ordinary course of business.  To the best of Borrowers’ knowledge, each of the Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrowers that any part of the Intellectual Property Collateral violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material Adverse Effect.  Except as set forth in the Schedule or as Parent, on behalf of Borrowers, shall advise Bank in writing quarterly, a Borrower’s rights as a licensee of intellectual property do not give rise to more than 10% of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service.

5.5           Name; Location of Chief Executive Office.  Except as disclosed in the Schedule, no Borrower has done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement.  The chief executive office of each Borrower is located in the Chief Executive Office State at the address set forth in the Schedule.

5.6           Litigation.  Except as set forth in the Schedule, there are no actions or proceedings pending by or against Parent or any Subsidiary of Parent before any court or administrative agency in which a likely adverse decision would reasonably be expected to have a Material Adverse Effect.

5.7           No Material Adverse Change in Financial Statements.  All consolidated and consolidating financial statements related to Parent and any Subsidiary of Parent that are delivered by Borrowers to Bank fairly present in all material respects Parent’s consolidated and consolidating financial condition as of the date thereof and Parent’s consolidated and consolidating results of operations for the period then ended.  There has not been a material adverse change in the consolidated or in the consolidating financial condition of Borrowers since the date of the most recent of such financial statements submitted to Bank.

5.8           Solvency, Payment of Debts.  Each Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of each Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and no Borrower is left with unreasonably small capital after the transactions contemplated by this Agreement.

5.9           Compliance with Laws and Regulations.  Parent and each Subsidiary of Parent have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA.  No event has occurred resulting from a Borrower’s failure to comply with ERISA that is reasonably likely to result in any Borrower incurring any liability that could have a Material Adverse Effect.  No Borrower is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.  No Borrower is engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System).  Each Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act.  Each Borrower is in compliance with all environmental laws, regulations and ordinances except where the failure to comply is not reasonably likely to have a Material Adverse Effect.  No Borrower has violated any statutes, laws, ordinances or rules applicable to it, the violation of which could reasonably be expected to have a Material Adverse Effect.  Parent and each Subsidiary of Parent have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes would not reasonably be expected to have a Material Adverse Effect.

5.10         Subsidiaries.  No Borrower owns any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.11         Government Consents.  Parent and each Subsidiary of Parent have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrowers’ businesses as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.12         Intentionally Omitted.

5.13         Full Disclosure.  No representation, warranty or other statement made by Borrowers in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading, it being recognized by Bank that the projections and forecasts provided by Borrowers in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

6.             AFFIRMATIVE COVENANTS.

Borrowers covenant that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrowers shall do all of the following:

6.1           Good Standing and Government Compliance.  Each Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in the applicable Borrower State, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify could have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to Borrowers by the authorities of the state in which Borrowers are organized, if applicable.  Borrowers shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA.  Each Borrower shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so could have a Material Adverse Effect.  Each Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

6.2           Financial Statements, Reports, Certificates.  Parent shall deliver to Bank:  (i) as soon as available, but in any event within 45 days after the end of each calendar quarter, a company prepared consolidated and consolidating balance sheet and income statement covering Parent’s and its Subsidiaries operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer; (ii) as soon as available, but in any event within 90 days after the end of Parent’s fiscal year, audited consolidated and consolidating financial statements of Parent and its Subsidiaries prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (iii) if applicable, copies of all statements, reports and notices sent or made available generally by Parent and its Subsidiaries to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (iv) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Parent or any Subsidiary of Parent that could result in damages or costs to Parent or any Subsidiary of Parent of $100,000 or more; (v) promptly upon receipt, each management letter prepared by Parent’s independent certified public accounting firm regarding each Borrower’s management control systems; (vi) such budgets, sales projections, operating plans or other financial information generally prepared by Borrowers in the ordinary course of business as Bank may reasonably request from time to time; (vii) as soon as available, but in any event within 60 days of the end of each of Parent’s fiscal years, annual financial projections for the upcoming fiscal year of Parent and its Subsidiaries, including, but not limited to, a company prepared balance sheet and income statement, in a form acceptable to Bank and certified by a Responsible Officer; and (viii) within 30 days of the last day of each fiscal quarter, a report signed by Responsible Officer, in form reasonably acceptable to Bank, listing any applications or registrations that Parent has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in Borrowers’ Intellectual Property Collateral, including but not limited to any subsequent ownership right of Borrowers in or to any Trademark, Patent or Copyright not specified in Exhibits A, B, and C of any Intellectual Property Security Agreement delivered to Bank by Borrowers in connection with this Agreement.

(a)           Within 30 days after the last day of each month, Parent, on behalf of Borrowers, shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer of Parent in substantially the form of Exhibit D hereto, together with aged listings by invoice date of accounts receivable and accounts payable.

(b)           Within 45 days after the last day of each quarter, Parent, on behalf of Borrowers, shall deliver to Bank with the quarterly financial statements a Compliance Certificate certified as of the last day of the applicable quarter and signed by a Responsible Officer in substantially the form of Exhibit E hereto.

(c)           As soon as possible and in any event within 3 Business Days after becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrowers have taken or proposes to take with respect thereto.

(d)           Bank shall have a right from time to time hereafter to audit Borrowers’ Accounts at Borrowers’ expense, provided that such audits will be conducted no more often than every 6 months unless an Event of Default has occurred and is continuing.

Borrowers may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer.  If Borrowers deliver this information electronically, it shall also deliver to Bank by U.S. Mail, reputable overnight courier service, hand delivery, facsimile or .pdf file within 5 Business Days of submission of the unsigned electronic copy the certification of monthly financial statements, the intellectual property report, the Borrowing Base Certificate and the Compliance Certificate, each bearing the physical signature of the Responsible Officer.

6.3           Inventory; Returns.  Borrowers shall keep all Inventory in good and merchantable condition, free from all material defects except for Inventory for which adequate reserves have been made.  Returns and allowances, if any, as between a Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of such Borrower, as they exist on the Closing Date.  Borrowers shall promptly notify Bank of all returns and recoveries and of all disputes and claims involving more than $100,000.

6.4           Taxes.  Borrowers shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that Parent or a Subsidiary of Parent has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Parent or a Subsidiary of Parent need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrowers.

6.5           Insurance.

(a)           Borrowers, at their own expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrowers’ business is conducted on the date hereof.  Borrowers shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar to Borrowers’ businesses.

(b)           All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank.  All policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee, and all liability insurance policies shall show Bank as an additional insured and specify that the insurer must give at least 20 days notice to Bank before canceling its policy for any reason.  Upon Bank’s request, Borrowers shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments.  If no Event of Default has occurred and is continuing, proceeds payable under any casualty policy will, at Borrowers’ option, be payable to Borrowers to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest.  If an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.

6.6           Primary Depository.  Each Borrower shall maintain its primary depository and operating accounts with Bank or Bank’s Affiliates.

6.7           Financial Covenants.  Parent and its Subsidiaries shall at all times maintain the following financial ratios and covenants:

(a)           Minimum Liquidity Ratio.  A ratio of Cash and marketable securities to Funded Debt measured on a fiscal quarter end basis, of not less than the required amount set forth in the following table for the applicable period set forth opposite thereto:

Measurement Date	Ratio
for the quarter ended June 30, 2005	1.25:1.00
for the quarter ended September 30, 2005	1.50:1.00
for the quarter ended December 31, 2005 and each quarter end thereafter	2.00:1.00

(b)           Minimum Cash.  A balance of Cash and marketable securities at Bank and at Bank’s Affiliates covered by a control agreement of not less $5,000,000.

(c)           T3M EBITDA.  T3M EBITDA of not less than the required amount set forth for the applicable period set forth opposite thereto:

Measurement Date	T3M EBITDA
March 31, 2005 and June 30, 2005	$4,000,000
September 30, 2005	$5,000,000
December 31, 2005, and each March 31, June 30, September 30, and December 31 thereafter	$7,000,000

6.8           Registration of Intellectual Property Rights.

(a)           Each Borrower shall register or cause to be registered on an expedited basis (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, those registrable intellectual property rights now owned or hereafter developed or acquired by Borrowers, to the extent that a Borrower, in its reasonable business judgment, deems it appropriate to so protect such intellectual property rights.

(b)           Each Borrower shall promptly give Bank written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any.

(c)           Each Borrower shall (i) give Bank not less than 30 days prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed; (ii) prior to the filing of any such applications or registrations, execute such documents as Bank may reasonably request for Bank to maintain its perfection in such intellectual property rights to be registered by a Borrower; (iii) upon the request of Bank, either deliver to Bank or file such documents simultaneously with the filing of any such applications or registrations; (iv) upon filing any such applications or registrations, promptly provide Bank with a copy of such applications or registrations together with any exhibits, evidence of the filing of any documents requested by Bank to be filed for Bank to maintain the perfection and priority of its security interest in such intellectual property rights, and the date of such filing.

(d)           Each Borrower shall execute and deliver such additional instruments and documents from time to time as Bank shall reasonably request to perfect and maintain the perfection and priority of Bank’s security interest in the Intellectual Property Collateral.

(e)           Each Borrower shall (i) protect, defend and maintain the validity and enforceability of the trade secrets, Trademarks, Patents and Copyrights, (ii) use commercially reasonable efforts to detect infringements of the Trademarks, Patents and Copyrights and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld.

(f)            Bank may audit Borrowers’ Intellectual Property Collateral to confirm compliance with this Section 6.8, provided such audit may not occur more often than twice per year, unless an Event of Default has occurred and is continuing.  Bank shall have the right, but not the obligation, to take, at Borrowers’ sole expense, any actions that a Borrower is required under this Section 6.8 to take but which Borrowers fail to take, after 15 days’ notice to Borrowers.  Borrowers shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section 6.8.

6.9           Intentionally Omitted.

6.10         Further Assurances.  At any time and from time to time Borrowers shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

6.11         Formation of Subsidiaries.  At the time that any Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, such Borrower shall (a) cause such new domestic Subsidiary to provide to Bank a joinder to this Agreement, together with such other security documents, as well as appropriate financing statements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a perfected first priority Lien (subject only to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Bank a pledge agreement respecting the Stock of such Subsidiary (100% of such Stock for each domestic Subsidiary and 65% of such Stock for each foreign Subsidiary) and shall have delivered to Bank possession of the original Stock certificates respecting the issued and outstanding shares of Stock of such Subsidiary pledged to Bank, together with stock powers with respect thereto endorsed in blank, and take all other steps reasonably requested by Bank (including registration of such pledge or other steps required by such Subsidiary’s jurisdiction of organization) to perfect Bank’s Liens on such Stock, and (c) provide to Bank all other documentation, including one or more opinions of counsel satisfactory to Bank, which in Bank’s opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above.  Notwithstanding the foregoing, Bank shall not be obligated to consent to any such formation or acquisition of a Subsidiary unless such formation or acquisition is otherwise expressly permitted hereunder.

7.             NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations are paid in full or for so long as Bank may have any commitment to make any Credit Extensions, no Borrower will do any of the following without Bank’s prior written consent:

7.1           Dispositions.  Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, or move cash balances on deposit with Bank to accounts opened at another financial institution, other than Permitted Transfers; provided however, that, notwithstanding the foregoing, any Borrower, or any Subsidiary of a Borrower, may Transfer Collateral to any Borrower.

7.2           Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control.  Change its name or the Borrower State or relocate its chief executive office without 30 days prior written notification to Bank; replace its chief executive officer or chief financial officer without 30 days prior written notification to Bank; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrowers; change its fiscal year end; have a Change in Control.

7.3           Mergers or Acquisitions.  Other than Permitted Acquisitions, merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into a Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.

7.4           Indebtedness.  Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on a Borrower an obligation to prepay any Indebtedness, except Indebtedness to Bank.

7.5           Encumbrances.  Create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other Person that Borrowers in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrowers’ property.

7.6           Distributions.  Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that (a) a Borrower may (i) repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, and (ii) repurchase the stock of former employees pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such former employees to a Borrower regardless of whether an Event of Default exists, and (b) a Subsidiary of a Borrower may pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, to a Borrower.

7.7           Investments.  Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments, or maintain or invest any of its property with a Person other than Bank or Bank’s Affiliates or permit any Subsidiary to do so unless such Person has entered into a control agreement with Bank, in form and substance satisfactory to Bank, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to a Borrower.

7.8           Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrowers except for transactions that are in the ordinary course of Borrowers’ business, upon fair and reasonable terms that are no less favorable to the applicable Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9           Subordinated Debt.  Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision affecting Bank’s rights contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10         Inventory and Equipment.  Store Inventory or Equipment with a bailee, warehouseman, or similar third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment.  Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, Borrowers shall keep the Inventory and Equipment only at the location set forth in Section 10 and such other locations of which Borrowers give Bank prior written notice and as to which Bank files a financing statement where needed to perfect its security interest.

7.11         No Investment Company; Margin Regulation.  Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

8.             EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrowers under this Agreement:

8.1           Payment Default.  If Borrowers fail to pay any of the Obligations when due;

8.2           Covenant Default.

(a)           If Borrowers fail to comply with Section 6.7 of this Agreement or violate any of the covenants contained in Article 7 of this Agreement; or

(b)           If Borrowers fail or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrowers and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within 15 days after Borrowers receive notice thereof or any officer of Borrowers becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the 15 day period or cannot after diligent attempts by Borrowers be cured within such 15 day period, and such default is likely to be cured within a reasonable time, then Borrowers shall have an additional reasonable period (which shall not in any case exceed 45 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

8.3           Defective Perfection.  If Bank shall receive at any time following the Closing Date an SOS Report indicating that except for Permitted Liens, Bank’s security interest in the Collateral is not prior to all other security interests or Liens of record reflected in the report;

8.4           Material Adverse Change.  If there occurs a material adverse change in a Borrower’s prospects, business or financial condition, or if there is a material impairment in the prospect of repayment of any portion of the Obligations or a material impairment in the perfection, value or priority of Bank’s security interests in the Collateral;

8.5           Attachment.  If any material portion of a Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within 10 days, or if a Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of a Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of a Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten days after Borrowers receive notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrowers (provided that no Credit Extensions will be made during such cure period);

8.6           Insolvency.  If a Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by a Borrower, or if an Insolvency Proceeding is commenced against a Borrower and is not dismissed or stayed within 45 days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.7           Other Agreements.  If there is a default or other failure to perform in any agreement to which a Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $250,000 or that could have a Material Adverse Effect;

8.8           Subordinated Debt.  If a Borrower makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination agreement entered into with Bank;

8.9           Judgments.  If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $250,000 shall be rendered against a Borrower and shall remain unsatisfied and unstayed for a period of 10 days (provided that no Credit Extensions will be made prior to the satisfaction or stay of the judgment); or

8.10         Misrepresentations.  If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

9.             BANK’S RIGHTS AND REMEDIES.

9.1           Rights and Remedies.  Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrowers:

(a)           Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.6, all Obligations shall become immediately due and payable without any action by Bank);

(b)           Demand that Borrowers (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit, and Borrowers shall promptly deposit and pay such amounts;

(c)           Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement or under any other agreement between Borrowers and Bank;

(d)           Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(e)           Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral.  Each Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate.  Borrowers authorize Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith.  With respect to any of Borrowers’ owned premises, Borrowers hereby grant Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(f)            Set off and apply to the Obligations any and all (i) balances and deposits of Borrowers held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of Borrowers held by Bank;

(g)           Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral.  Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrowers’ labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrowers’ rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(h)           Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrowers’ premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate.  Bank may sell the Collateral without giving any warranties as to the Collateral.  Bank may specifically disclaim any warranties of title or the like.  This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.  If Bank sells any of the Collateral upon credit, Borrowers will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser.  If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrowers shall be credited with the proceeds of the sale;

(i)            Bank may credit bid and purchase at any public sale;

(j)            Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrowers, any guarantor or any other Person liable for any of the Obligations; and

(k)           Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrowers.

Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2           Power of Attorney.  Effective only upon the occurrence and during the continuance of an Event of Default, Borrowers hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrowers’ true and lawful attorney to:  (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrowers’ name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrowers’ name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrowers’ policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; (g) to modify, in its sole discretion, any intellectual property security agreement entered into between Borrowers and Bank without first obtaining Borrowers’ approval of or signature to such modification by amending Exhibits A, B, and C, thereof, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by Borrowers after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which a Borrower no longer has or claims to have any right, title or interest; and (h) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of a Borrower where permitted by law; provided Bank may exercise such power of attorney to sign the name of a Borrower on any of the documents described in clauses (g) and (h) above, regardless of whether an Event of Default has occurred.  The appointment of Bank as Borrowers’ attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.

9.3           Accounts Collection.  At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to Borrowers of Bank’s security interest in such funds and verify the amount of such Account.  Borrowers shall collect all amounts owing to Borrowers for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4           Bank Expenses.  If Borrowers fail to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Parent, on behalf of Borrowers:  (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Line as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent.  Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral.  Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5           Bank’s Liability for Collateral.  Bank has no obligation to clean up or otherwise prepare the Collateral for sale.  All risk of loss, damage or destruction of the Collateral shall be borne by Borrowers.

9.6           No Obligation to Pursue Others.  Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against Borrowers.  Each Borrower waives any right it may have to require Bank to pursue any other Person for any of the Obligations.

9.7           Remedies Cumulative.  Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative.  Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrowers’ part shall be deemed a continuing waiver.  No delay by Bank shall constitute a waiver, election, or acquiescence by it.  No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.  Each Borrower expressly agrees that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.

9.8           Demand; Protest.  Except as otherwise provided in this Agreement, each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

10.           NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrowers or to Bank, as the case may be, at its addresses set forth below:

If to Borrowers:                    JAMDAT Mobile Inc.

3415 S. Sepulveda Blvd.

Los Angeles, CA 90034

Attn:  Chief Financial Officer

FAX:  (310) 397-0353

If to Bank:                              Comerica Bank
2321 Rosecrans Ave., Suite 5000
El Segundo, CA 90245
Attn:  Manager
FAX:  (310) 297-2290

with copies to:                      Comerica Bank
611 Anton Blvd., Suite 400
Costa Mesa, CA 92626
Attn:  Kurt Huisman
FAX:  (714) 433-3280

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.           CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law.  Each of Borrowers and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Los Angeles, State of California.  BANK AND BORROWERS EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED.  EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM.  THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY BANK OR BORROWERS, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM.

12.           JUDICIAL REFERENCE.

If and only if the jury trial waiver set forth in Section 11 of this Agreement is invalidated for any reason by a court of law, statute or otherwise, the reference provisions set forth below shall be substituted in place of the jury trial waiver.  So long as the jury trial waiver remains valid, the reference provisions set forth in this Section shall be inapplicable.

12.1         Mechanics.  Each controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement, any security agreement executed by Borrowers in favor of Bank, any note executed by Borrowers in favor of Bank or any other document, instrument or agreement executed by Borrowers with or in favor of Bank (collectively in this Section, the “Loan Documents”), other than (i) all matters in connection with nonjudicial foreclosure of security interests in real or personal property; or (ii) the appointment of a receiver or the exercise of other provisional remedies (any of which may be initiated pursuant to applicable law) that are not settled in writing within fifteen (15) days after the date on which a party subject to the Loan Documents gives written notice to all other parties that a Claim exists (the “Claim Date”) shall be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure, or their successor sections (“CCP”), which shall constitute the exclusive remedy for the resolution of any Claim concerning the Loan Documents, including whether such Claim is subject to the reference proceeding.  Except as set forth in this section, the parties waive the right to initiate legal proceedings against each other concerning each such Claim.  Venue for these proceedings shall be in the Superior Court in the County where the real property, if any, is located or in a County where venue is otherwise appropriate under state law (the “Court”).  By mutual agreement, the parties shall select a retired Judge of the Court to serve as referee, and if they cannot so agree within fifteen (15) days after the Claim Date, the Presiding Judge of the Court (or his or her representative) shall promptly select the referee.  A request for appointment of a referee may be heard on an ex parte or expedited basis.  The referee shall be appointed to sit as a temporary judge, with all the powers for a temporary judge, as authorized by law, and upon selection should take and subscribe to the oath of office as provided for in Rule 244 of the California Rules of Court (or any subsequently enacted Rule).  Each party shall have one peremptory challenge pursuant to CCP §170.6.  Upon being selected, the referee shall (a) be requested to set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection and (b) if practicable, try any and all issues of law or fact and report a statement of decision upon them within ninety (90) days of the date of selection.  The referee will have power to expand or limit the amount of discovery a party may employ.  Any decision rendered by the referee will be final, binding and conclusive, and judgment shall be entered pursuant to CCP §644 in any court in the State of California having jurisdiction.  The parties shall complete all discovery no later than fifteen (15) days before the first trial date established by the referee.  The referee may extend such period in the event of a party’s refusal to provide requested discovery for any reason whatsoever, including, without limitation, legal objections raised to such discovery or unavailability of a witness due to absence or illness.  No party shall be entitled to “priority” in conducting discovery.  Either party may take depositions upon seven (7) days written notice, and shall respond to requests for production or inspection of documents within ten (10) days after service.  All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding upon the parties.  Pending appointment of the referee as provided herein, the Superior Court is empowered to issue temporary and/or provisional remedies, as appropriate.

12.2         Procedures.  Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of all hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding.  Except for trial, all proceedings and hearings conducted before the referee shall be conducted without a court reporter unless a party requests a court reporter.  The party making such a request shall have the obligation to arrange for and pay for the court reporter.  Subject to the referee’s power to award costs to the prevailing party, the parties shall equally bear the costs of the court reporter at the trial and the referee’s expenses

12.3         Application of Law.  The referee shall determine all issues in accordance with existing California case and statutory law.  California rules of evidence applicable to proceedings at law will apply to the reference proceeding.  The referee shall be empowered to enter equitable as well as legal relief, to provide all temporary and/or provisional remedies and to enter equitable orders that shall be binding upon the parties.  At the close of the reference proceeding, the referee shall issue a single judgment at disposing of all the claims of the parties that are the subject of the reference.  The parties reserve the right (i) to contest or appeal from the final judgment or any appealable order or appealable judgment entered by the referee and (ii) to obtain findings of fact, conclusions of laws, a written statement of decision, and (iii) to move for a new trial or a different judgment, which new trial, if granted, shall be a reference proceeding under this provision.

12.4         Repeal.  If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by the reference procedure herein described will be resolved and determined by arbitration conducted by a retired judge of the Court, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time.  The limitations with respect to discovery as set forth in this Section shall apply to any such arbitration proceeding.

13.           GENERAL PROVISIONS.

13.1         Successors and Assigns.  This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrowers without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion.  Bank shall have the right without the consent of or notice to Borrowers to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

13.2         Indemnification.  Borrowers shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against:  (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrowers whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

13.3         Time of Essence.  Time is of the essence for the performance of all obligations set forth in this Agreement.

13.4         Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

13.5         Amendments in Writing, Integration.  All amendments to or terminations of this Agreement or the other Loan Documents must be in writing.  All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

13.6         Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

13.7         Survival.  All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make any Credit Extension to Borrowers.  The obligations of Borrowers to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

13.8         Confidentiality.  In handling any confidential information, Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of Bank in connection with their present or prospective business relations with Borrowers, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrowers and have delivered a copy to Borrowers, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder.  Confidential information hereunder shall not include information that either:  (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

13.9         Parent as Agent for Borrowers.  Each Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Bank shall have received prior written notice signed by Parent and each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower.  Parent and each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide Bank with all notices with respect to Advances and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Advances and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.  It is understood that the handling of the loan account and Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Bank shall not incur liability to any Borrower as a result hereof.  Each Borrower expects to derive benefit, directly or indirectly, from the handling of the loan account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

JAMDAT MOBILE INC.

By:	/s/ Michael Marchetti
Name:Michael Marchetti
Title:Chief Financial Officer

JAMDAT MOBILE (CANADA HOLDINGS) INC.

By:	/s/ Michael Marchetti
Name:Michael Marchetti
Title:Chief Financial Officer

COMERICA BANK

By:	/s/ Kurt Huisman
Name:Kurt Huisman
Title: Vice President

(Loan and Security Agreement)

S-1

EXHIBIT A

DEFINITIONS

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to Borrowers arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrowers and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrowers and Borrowers’ Books relating to any of the foregoing.

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Line.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Bank Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses, whether generated in-house or by outside counsel) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents;  reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses (whether generated in-house or by outside counsel) incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Blue Lava” means Blue Lava Wireless, LLC, a Hawaii limited liability company.

“Blue Lava Acquisition” means the proposed purchase by Parent or one of its domestic Subsidiaries of all of the membership interests in Blue Lava, pursuant to definitive purchase documents and otherwise on terms and conditions reasonably satisfactory to Bank.

“Blue Lava Acquisition Agreement” means a purchase agreement evidencing the acquisition by Parent or one of Parent’s domestic Subsidiaries of all of the membership interests of Blue Lava.

“Blue Lava Acquisition Documents” means and includes the Blue Lave Acquisition Agreement and all of the schedules, exhibits, documents, instruments, and agreements executed and/or delivered in connection therewith.

“Blue Lava Acquisition Related Documents” means and includes (i) a fully executed copy of each of the Blue Lava Acquisition Documents, certified as true and correct by a Responsible Officer of Parent; (ii) a fully executed collateral assignment of Blue Lava Acquisition Agreement, substantially in the form of Exhibit F attached hereto; and (iii) any other document, agreement and instrument Bank, in its reasonable discretion, requests in connection with the consummation of the Blue Lava Acquisition.

“Borrower State” means Delaware, the state under whose laws Borrowers are organized.

“Borrowers’ Books” means all of Borrowers’ books and records including:  ledgers; records concerning Borrowers’ assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Borrowing Base” means an amount equal to 80% of Eligible Accounts, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrowers.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Cash” means unrestricted cash and cash equivalents.

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of a Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of [Borrowers], who did not have such power before such transaction.

“Chief Executive Office State” means California, where Borrowers’ chief executive offices are located.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code as amended or supplemented from time to time.

“Collateral” means the property described on Exhibit B attached hereto and all Negotiable Collateral and Intellectual Property Collateral to the extent not described on Exhibit B, except to the extent any such property (i) is nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406 and 9408 of the Code), or (ii) the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral.

“Collateral State” means the state or states where the Collateral is located, which is California.

“Consolidated Net Income (or Deficit)” means the consolidated net income (or deficit) of any Person and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP, after eliminating therefrom all extraordinary nonrecurring items of income.

“Consolidated Total Interest Expense” means with respect to any Person for any period, the aggregate amount of interest required to be paid or accrued by a Person and its Subsidiaries during such period on all Indebtedness of such Person and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any capitalized lease or any synthetic lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Extension” means each Advance, or any other extension of credit by Bank to or for the benefit of Borrowers hereunder.

“Current Liabilities” means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of Parent and its Subsidiaries, as at such date, plus, to the extent not already included therein, undrawn Letters of Credit but specifically excluding any cash-secured Obligations.

“Designated Deposit Account” means the deposit account of Borrowers maintained at Bank and specified in the Automatic Credit and Debit Authorization of even date herewith executed by Parent, on behalf of Borrowers, and delivered to Bank.

“EBITDA” means with respect to any fiscal period an amount equal to the sum of (a) Consolidated Net Income of the Parent and its Subsidiaries for such fiscal period, plus (b) in each case to the extent deducted in the calculation of the Parent’s Consolidated Net Income and without duplication, (i) depreciation and amortization (including, without limitation, any non-cash (x) amortization of license advances and (y) in process research and development expenses) for such period, plus (ii) income tax expense for such period, plus (iii) Consolidated Total Interest Expense paid or accrued during such period, plus (iv) non-cash expense associated with restricted stock and granting stock options, and minus, to the extent added in computing Consolidated Net Income, and without duplication, all extraordinary and non-recurring revenue and gains (including income tax benefits) for such period, all as determined in accordance with GAAP

“Eligible Accounts” means those Accounts that arise in the ordinary course of Borrowers’ business that comply with all of Borrowers’ representations and warranties to Bank set forth in Section 5.3; provided, that Bank may change the standards of eligibility by giving Borrowers 30 days prior written notice.  Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:

(a)           Accounts that the account debtor has failed to pay in full within the lesser of 120 days of invoice date or 60 days of due date;

(b)           Credit balances over 90 days;

(c)           Accounts with respect to an account debtor, 25% of whose Accounts the account debtor has failed to pay within the lesser of 120 days of invoice date or 60 days of due date;

(d)           Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrowers exceed 25% (or 40% with respect to each of Verizon Communications, Inc., Cingular Wireless, and Sprint) of all Accounts, to the extent such obligations exceed the aforementioned percentage;

(e)           Accounts with respect to which the account debtor does not have its principal place of business in the United States, except for Eligible Foreign Accounts;

(f)            Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States, except for Accounts of the United States if the payee has assigned its payment rights to Bank and the assignment has been acknowledged under the Assignment of Claims Act of 1940 (31 U.S.C. 3727);

(g)           Accounts with respect to which a Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to a Borrower (other than ordinary course cellular phone and other telecommunications obligations to cellular carriers), but only to the extent of any amounts owing to the account debtor against amounts owed to such Borrower;

(h)           Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, demo or promotional, or other terms by reason of which the payment by the account debtor may be conditional;

(i)            Accounts with respect to which the account debtor is an officer, employee, agent or Affiliate of a Borrower;

(j)            Accounts that have not yet been billed to the account debtor or that relate to deposits (such as good faith deposits) or other property of the account debtor held by a Borrower for the performance of services or delivery of goods which a Borrower has not yet performed or delivered;

(k)           Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

(l)            Accounts the collection of which Bank reasonably determines after inquiry and consultation with Borrowers to be doubtful; and

(m)          Retentions and hold-backs.

“Eligible Foreign Accounts” means Accounts with respect to which the account debtor does not have its principal place of business in the United States and that are (i) supported by one or more letters of credit in an amount and of a tenor, and issued by a financial institution, acceptable to Bank, (ii) insured by the Export Import Bank of the United States, (iii) generated by an account debtor with its principal place of business in Canada, provided that the Bank has perfected its security interest in the appropriate Canadian province, or (iv) approved by Bank on a case-by-case basis.  All Eligible Foreign Accounts must be calculated in U.S. Dollars.

“Environmental Laws” means all laws, rules, regulations, orders and the like issued by any federal state, local foreign or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which a Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“Funded Debt” means, as of any date of determination, the total amount of Indebtedness to Bank incurred by Borrowers under this Agreement.

“Funded Debt Ratio” means a ratio of Borrowers’ Funded Debt to TTM EBITDA.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property Collateral” means all of Borrowers’ right, title, and interest in and to the following:

(a)           Copyrights, Trademarks and Patents;

(b)           Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c)           Any and all design rights which may be available to a Borrower now or hereafter existing, created, acquired or held;

(d)           Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e)           All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(f)            All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(g)           All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Inventory” means all present and future inventory in which a Borrower has any interest.

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Letter of Credit” means a standby letter of credit issued by Bank at Borrowers’ request in accordance with Section 2.1(b)(iii).

“Letter of Credit Sublimit” means a sublimit for Letters of Credit under the Revolving Line not to exceed $2,500,000.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrowers, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business operations, condition (financial or otherwise) or prospects of Parent and its Subsidiaries taken as a whole, (ii) the ability of Borrowers to repay the Obligations or otherwise perform its obligations under the Loan Documents, (iii) Borrowers’ interest in, or the value, perfection or priority of Bank’s security interest in the Collateral.

“Negotiable Collateral” means all of Borrowers’ present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Borrowers’ Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrowers pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrowers to others that Bank may have obtained by assignment or otherwise.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrowers may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrowers and Bank.

“Permitted Acquisition” means collectively, (i) the Blue Lava Acquisition and (ii) either (a) the purchase or other acquisition by Parent or its Subsidiaries of all or substantially all of the assets of any other Person (an “Asset Acquisition”), or (b) the purchase or other acquisition by Parent or its Subsidiaries of all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act) (a “Stock Acquisition”), that satisfies each of the following conditions:

(a)           no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed acquisition,

(b)           no Change in Control would result from consummation of the proposed acquisition,

(c)           the assets being acquired, or the Person whose stock is being acquired, are useful in or engaged in, as applicable, the business of Borrowers or a business reasonably related thereto,

(d)           the aggregate cash consideration payable in respect of the proposed acquisition(s) do(es) not exceed $5,000,000 during any fiscal year,

(e)           Parent, on behalf of Borrowers, has provided Bank with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis, created by adding the historical combined financial statements of Borrowers (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed acquisition (adjusted to eliminate expense items that would not have been incurred and to include income items that would have been recognized, in each case, if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually agreed upon by Borrowers and Bank), Borrowers would have been in compliance with the financial covenants in Section 6.7 for the 12 months ending as of the fiscal quarter ended immediately prior to the proposed date of consummation of such proposed acquisition, together with copies of all such historical financial statements of the Person or assets being acquired,

(f)            Parent, on behalf of Borrowers, has provided Bank with written notice of the proposed acquisition not less than 15 Business Days prior to the anticipated closing date of the subject acquisition together with such documentation that Bank may require demonstrating that after giving effect to the subject acquisition, Parent and its Subsidiaries (taken as a whole) could not reasonably be expected to suffer a Material Adverse Effect as a result of such proposed acquisition,

(g)           the proposed acquisition is not hostile (i.e., the management and owners of the target are cooperating in the consummation of the transaction),

(h)           in the case of an Asset Acquisition, the subject assets are being acquired directly by a Borrower,

(i)            in the case of a Stock Acquisition, the subject Stock is being acquired directly by a Borrower and in any merger transaction a Borrower shall be the surviving entity.

“Permitted Indebtedness” means:

(a)           Indebtedness of Borrowers in favor of Bank arising under this Agreement or any other Loan Document;

(b)           Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c)           Indebtedness not to exceed $250,000 in the aggregate in any fiscal year of Borrowers secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

(d)           Subordinated Debt;

(e)           Indebtedness to trade creditors incurred in the ordinary course of business; and

(f)            Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Parent or its Subsidiary, as the case may be.

“Permitted Investment” means:

(a)           Investments existing on the Closing Date disclosed in the Schedule;

(b)           Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) commercial bank certificates of deposit maturing no more than one year from the date of investment therein, and (iv) commercial bank’s money market accounts;

(c)           Repurchases of stock from former employees or directors of Borrowers under the terms of applicable repurchase agreements (i) in an aggregate amount not to exceed $100,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases, or (ii) in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such former employees to Borrowers regardless of whether an Event of Default exists;

(d)           Investments accepted in connection with Permitted Transfers;

(e)           Investments by Borrowers in or to (i) the domestic Subsidiaries of Borrowers in any amount, and (ii) the foreign Subsidiaries of Borrowers in an aggregate amount not to exceed $8,000,000 in any fiscal year;

(f)            Investments not to exceed $100,000 in the aggregate in any fiscal year consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of a Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by a Borrower’s Board of Directors;

(g)           Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of a Borrower’s business;

(h)           Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (h) shall not apply to Investments of a Borrower in any Subsidiary; and

(i)            Joint ventures or strategic alliances in the ordinary course of a Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by a Borrower do not exceed $500,000 in the aggregate in any fiscal year.

“Permitted Liens” means the following:

(a)           Any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Advances) or arising under this Agreement or the other Loan Documents;

(b)           Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrowers maintain adequate reserves, provided the same have no priority over any of Bank’s security interests;

(c)           Liens not to exceed $250,000 in the aggregate (i) upon or in any Equipment acquired or held by Parent or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(d)           Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; and

(e)           Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.5 or 8.9.

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Parent or any Subsidiary of:

(a)           Inventory in the ordinary course of business;

(b)           licenses and similar arrangements for the use of the property of Parent or its Subsidiaries in the ordinary course of business;

(c)           worn-out or obsolete Equipment; or

(d)           other assets of Parent or its Subsidiaries that do not in the aggregate exceed $100,000 during any fiscal year.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of Parent.

“Revolving Line” means a Credit Extension of up to $15,000,000 (inclusive of any amounts outstanding under the Letter of Credit Sublimit.

“Revolving Maturity Date” means April 20, 2007.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“SOS Reports” means the official reports from the Secretaries of State of each Collateral State, Chief Executive Office State and the Borrower State and other applicable federal, state or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.

“Subordinated Debt” means any debt incurred by Borrowers that is subordinated in writing to the debt owing by Borrowers to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrowers and Bank).

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than 50% of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by a Borrower, either directly or through an Affiliate.

“Term Loan” has the meaning set forth in Section 2.1(c)(i),

“Term Loan Maturity Date” means September 20, 2007.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrowers connected with and symbolized by such trademarks.

“TTM EBITDA” means, as of any date of determination, EBITDA for the immediately preceding 12 month period.

“T3M EBITDA” means, as of any date of determination, EBITDA for the immediately preceding 3 month period.

DEBTOR:	JAMDAT MOBILE INC. AND CERTAIN OF ITS SUBSIDIARIES SIGNATORY HERETO

SECURED PARTY:	COMERICA BANK

EXHIBIT B

COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT

All personal property of Borrowers (herein collectively, jointly and severally, referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)           all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)           all common law and statutory copyrights and copyright registrations, applications for registration, now existing or hereafter arising, in the United States of America or in any foreign jurisdiction, obtained or to be obtained on or in connection with any of the foregoing, or any parts thereof or any underlying or component elements of any of the foregoing, together with the right to copyright and all rights to renew or extend such copyrights and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of copyright;

(c)           all trademarks, service marks, trade names and service names and the goodwill associated therewith, together with the right to trademark and all rights to renew or extend such trademarks and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of trademark;

(d)           all (i) patents and patent applications filed in the United States Patent and Trademark Office or any similar office of any foreign jurisdiction, and interests under patent license agreements, including, without limitation, the inventions and improvements described and claimed therein, (ii) licenses pertaining to any patent whether Debtor is licensor or licensee,  (iii) income, royalties, damages, payments, accounts and accounts receivable now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) right (but not the obligation) to sue in the name of Debtor and/or in the name of Secured Party for past, present and future infringements thereof, (v) rights corresponding thereto throughout the world in all jurisdictions in which such patents have been issued or applied for, and (vi) reissues, divisions, continuations, renewals, extensions and continuations-in-part with respect to any of the foregoing; and

(e)           any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.  All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions, added by Stats. 1999, c.991 (S.B. 45), Section 35, operative July 1, 2001.

EXHIBIT C

BORROWING BASE CERTIFICATE

Borrower: JAMDAT Mobile, Inc., et al Lender :	Comerica Bank
Technology & Life Sciences Div.
Commitment Amount: $15,000,000	Loan Analysis Department
Five Palo Alto Square, Suite 800
3000 El Camino Real
Palo Alto, CA 94306
Phone: (650) 846-6820
Fax: (650) 846-6840

ACCOUNTS RECEIVABLE
1. Accounts Receivable Book Value as of		$
2. Additions (please explain on reverse)		$
3. TOTAL ACCOUNTS RECEIVABLE		$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4. Amounts over 90 days due	$
5. Balance of 25% over 90 day accounts	$
6. Concentration Limits
7. Foreign Accounts	$
8. Governmental Accounts	$
9. Contra Accounts	$
10. Demo Accounts	$
11. Intercompany/Employee Accounts	$
12. Other (please explain on reverse)	$
13. TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS		$
14. Eligible Accounts (#3 minus #13)		$
15. LOAN VALUE OF ACCOUNTS ( % of #14)		$

BALANCES
16. Maximum Loan Amount		$15,000,000
17. Total Funds Available [Lesser of #16 or #15]		$
18. Present balance owing on Line of Credit		$
19. Outstanding under Sublimits (e.g., Letters of Credit)		$
20. RESERVE POSITION (#17 minus #18 and #19)		$

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan and Security Agreement between the undersigned and Comerica Bank.

JAMDAT Mobile, Inc.

By:
Authorized Signer
BANK USE ONLY
Rec’d By:
Date:
Reviewed By:
Date

SCHEDULE OF EXCEPTIONS

Permitted Indebtedness  (Exhibit A)

JAMDAT Mobile Inc., as guarantor of that certain operating line of credit between JAMDAT Mobile (Canada) ULC and the Bank of Montreal (as described under: Notes Payable, p. F-19 of JAMDAT’s 2004 Annual Report on Form 10-K)

JAMDAT Mobile Inc., as guarantor of that certain fixed asset loan between JAMDAT Mobile (Canada) ULC and the Bank of Montreal (as described under: Notes Payable, p. F-19 of JAMDAT’s 2004 Annual Report on Form 10-K)

JAMDAT Mobile Inc., as transferee of that certain note payable of Hexacto (as described under: Notes Payable, p. F-20 of JAMDAT’s 2004 Annual Report on Form 10-K)

Office Lease, dated November 11, 2002, between JAMDAT Mobile Inc. and CA_Sepulveda Center Limited Partnership (as described under Operating Leases, p. F-31 of JAMDAT’s 2004 Annual Report on Form 10-K

Company credit cards and non-material debt utilized in the ordinary course of business

Any other liabilities of the Borrowers set forth in JAMDAT’s 2004 Annual Report on Form 10-K

Permitted Investments  (Exhibit A)

500,000 shares of common stock (11.1%) of C-Valley, Inc., a Cayman Islands exempt company

Permitted Liens  (Exhibit A)

None

Intellectual Property Licenses (Section 5.4)

The following licenses contribute more than 10% of JAMDAT Mobile Inc.’s revenue:

1.     License and Publishing Agreement, dated as of July 3, 2002, by and between the Company and Activision Publishing, Inc., as amended.

2.     License and Publishing Agreement, dated as of June 24, 2004, by and between the Company and PopCap Games, Inc.

Prior Names  (Section 5.5)

Nimbus Rising, Inc.

Chief Executive Offices (Section 5.5)

JAMDAT Mobile Inc.

3415 South Sepulveda Boulevard, Suite 700

Los Angeles, CA 90034

JAMDAT Mobile (Canada Holdings), Inc.

c/o JAMDAT Mobile Inc.

3415 South Sepulveda Boulevard, Suite 700

Los Angeles, CA 90034

Litigation  (Section 5.6)

None.

1

Corporation Resolutions and Incumbency Certification

Authority to Procure Loans

I certify that I am the duly elected and qualified Secretary of [JAMDAT Mobile Inc.]; that the following is a true and correct copy of resolutions duly adopted by the Board of Directors of the Corporation in accordance with its bylaws and applicable statutes.

Copy of Resolutions:

Be it Resolved, That:

1.             Any one (1) of the following                                         (insert titles only) of the Corporation are/is authorized, for, on behalf of, and in the name of the Corporation to:

(a)           Negotiate and procure loans, letters of credit and other credit or financial accommodations from Comerica Bank (“Bank”), a Michigan banking corporation, including, without limitation, that certain Loan and Security Agreement dated as of April    , 2005, as may subsequently be amended from time to time.

(b)           Discount with the Bank, commercial or other business paper belonging to the Corporation made or drawn by or upon third parties, without limit as to amount;

(c)           Purchase, sell, exchange, assign, endorse for transfer and/or deliver certificates and/or instruments representing stocks, bonds, evidences of Indebtedness or other securities owned by the Corporation, whether or not registered in the name of the Corporation;

(d)           Give security for any liabilities of the Corporation to the Bank by grant, security interest, assignment, lien, deed of trust or mortgage upon any real or personal property, tangible or intangible of the Corporation; and

(e)           Execute and deliver in form and content as may be required by the Bank any and all notes, evidences of Indebtedness, applications for letters of credit, guaranties, subordination agreements, loan and security agreements, financing statements, assignments, liens, deeds of trust, mortgages, trust receipts and other agreements, instruments or documents to carry out the purposes of these Resolutions, any or all of which may relate to all or to substantially all of the Corporation’s property and assets.

2.             Said Bank be and it is authorized and directed to pay the proceeds of any such loans or discounts as directed by the persons so authorized to sign, whether so payable to the order of any of said persons in their individual capacities or not, and whether such proceeds are deposited to the individual credit of any of said persons or not;

3.             Any and all agreements, instruments and documents previously executed and acts and things previously done to carry out the purposes of these Resolutions are ratified, confirmed and approved as the act or acts of the Corporation.

4.             These Resolutions shall continue in force, and the Bank may consider the holders of said offices and their signatures to be and continue to be as set forth in a certified copy of these Resolutions delivered to the Bank, until notice to the contrary in writing is duly served on the Bank (such notice to have no effect on any action previously taken by the Bank in reliance on these Resolutions).

5.             Any person, corporation or other legal entity dealing with the Bank may rely upon a certificate signed by an officer of the Bank to effect that these Resolutions and any agreement, instrument or document executed pursuant to them are still in full force and effect and binding upon the Corporation.

6.             The Bank may consider the holders of the offices of the Corporation and their signatures, respectively, to be and continue to be as set forth in the Certificate of the Secretary of the Corporation until notice to the contrary in writing is duly served on the Bank.

I further certify that the above Resolutions are in full force and effect as of the date of this Certificate; that these Resolutions and any borrowings or financial accommodations under these Resolutions have been properly noted in the corporate books and records, and have not been rescinded, annulled, revoked or modified; that neither the foregoing Resolutions nor any actions to be taken pursuant to them are or will be in contravention of any provision of the articles of incorporation or bylaws of the Corporation or of any agreement, indenture or other instrument to which the Corporation is a party or by which it is bound; and that neither the articles of incorporation nor bylaws of the Corporation nor any agreement, indenture or other instrument to which the Corporation is a party or by which it is bound require the vote or consent of shareholders of the Corporation to authorize any act, matter or thing described in the foregoing Resolutions.

I further certify that the following named persons have been duly elected to the offices set opposite their respective names, that they continue to hold these offices at the present time, and that the signatures which appear below are the genuine, original signatures of each respectively:

(PLEASE SUPPLY GENUINE SIGNATURES OF AUTHORIZED SIGNERS BELOW)

NAME (Type or Print)	TITLE	SIGNATURE

In Witness Whereof, I have affixed my name as Secretary and have caused the corporate seal (where available) of said Corporation to be affixed on April    , 2005.

Secretary

***

The Above Statements are Correct.
SIGNATURE OF OFFICER OR DIRECTOR OR, IF NONE. A SHAREHOLDER OTHER THAN SECRETARY WHEN SECRETARY IS AUTHORIZED TO SIGN ALONE.

Failure to complete the above when the Secretary is authorized to sign alone shall constitute a certification by the Secretary that the Secretary is the sole Shareholder, Director and Officer of the Corporation.

COMERICA BANK

Member FDIC

ITEMIZATION OF AMOUNT FINANCED

DISBURSEMENT INSTRUCTIONS

(Revolver)

Name(s): JAMDAT MOBILE INC., as Administrative Borrower Date: April , 2005

$	Credited to deposit account No. 189 294 6615 when Advances are requested or disbursed to Borrowers by cashiers check or wire transfer

Amounts paid to others on your behalf:
$150,000	to Comerica Bank for Revolving Line Commitment Fee
$50,000	to Comerica Bank for Term Loan Fee
$	to Comerica Bank for accounts receivable audit (estimate)
$	to Bank counsel fees and expenses
$	to
$	to
$	TOTAL (AMOUNT FINANCED)

Upon consummation of this transaction, this document will also serve as the authorization for Comerica Bank to disburse the loan proceeds as stated above.

JAMDAT MOBILE INC., as Administrative Borrower

By:
Name:
Title:

COMERICA BANK

Member FDIC

ITEMIZATION OF AMOUNT FINANCED

DISBURSEMENT INSTRUCTIONS

(Term Loan)

Name(s): JAMDAT MOBILE INC., as Administrative Borrower Date: April , 2005

$	Credited to deposit account No. 189 294 6615 when Advances are requested or disbursed to Borrowers by cashiers check or wire transfer

Amounts paid to others on your behalf:
$	to
$	to
$	TOTAL (AMOUNT FINANCED)

Upon consummation of this transaction, this document will also serve as the authorization for Comerica Bank to disburse the loan proceeds as stated above.

JAMDAT MOBILE INC., as Administrative Borrower

By:
Name:
Title:

AGREEMENT TO PROVIDE INSURANCE

TO: COMERICA BANK	Date: April , 2005
Attn: Deni M. Snider, MC 4770 75 E. Trimble Road San Jose, CA 95131	Borrowers: JAMDAT MOBILE INC., AND CERTAIN OF ITS SUBSIDIARIES SIGNATORY THE LOAN AND SECURITY AGREEMENT

In consideration of a loan in the amount of $25,000,000, secured by all tangible personal property including inventory and equipment.

I/We agree to obtain adequate insurance coverage to remain in force during the term of the loan.

I/We also agree to advise the below named agent to add Comerica Bank as lender’s loss payable on the new or existing insurance policy, and to furnish Bank at above address with a copy of said policy/endorsements and any subsequent renewal policies.

I/We understand that the policy must contain:

1.             Fire and extended coverage in an amount sufficient to cover:

(a)           The amount of the loan, OR

(b)           All existing encumbrances, whichever is greater,

But not in excess of the replacement value of the improvements on the real property.

2.             Lender’s “Loss Payable” Endorsement Form 438 BFU in favor of Comerica Bank, or any other lender’s “loss payable” endorsement form acceptable to Bank.

INSURANCE INFORMATION

Insurance Co./Agent           Telephone No.:

Agent’s Address:

Signature of Obligor:
Signature of Obligor:

FOR BANK USE ONLY
INSURANCE VERIFICATION: Date:
Person Spoken to:
Policy Number:
Effective From:	To:
Verified by:

COMERICA BANK
AUTOMATIC DEBIT AUTHORIZATION
Member FDIC

To: Comerica Bank

Re: Loan #

You are hereby authorized and instructed (i) to credit the proceeds of all Advances made by Bank to Borrowers under (and as such terms are defined in) the Loan Agreement referred to below to deposit account No. 189 294 6615 in the name of JAMDAT MOBILE INC., as Administrative Borrower (the “Designated Deposit Account”) and (ii) to charge the Designated Deposit Account for principal, interest and other payments due on above referenced loan as set forth below and credit the loan referenced above.

☒ Debit each interest payment as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.

☒ Debit each principal payment as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.

☒ Debit each payment for Bank Expenses as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.

This Authorization is to remain in full force and effect until revoked in writing.

April , 2005

JAMDAT MOBILE INC., as Administrative Borrower

By:
Name:
Title:

Secured Party:      Comerica Bank

Debtors:                 JAMDAT MOBILE INC., AND CERTAIN OF ITS SUBSIDIARIES SIGNATORY TO THE LOAN AN SECURITY AGREEMENT

EXHIBIT A to UCC Financing Statement

COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT

All personal property of Borrowers (herein collectively, jointly and severally, referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)           all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)           all common law and statutory copyrights and copyright registrations, applications for registration, now existing or hereafter arising, in the United States of America or in any foreign jurisdiction, obtained or to be obtained on or in connection with any of the foregoing, or any parts thereof or any underlying or component elements of any of the foregoing, together with the right to copyright and all rights to renew or extend such copyrights and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of copyright;

(c)           all trademarks, service marks, trade names and service names and the goodwill associated therewith, together with the right to trademark and all rights to renew or extend such trademarks and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of trademark;

(d)           all (i) patents and patent applications filed in the United States Patent and Trademark Office or any similar office of any foreign jurisdiction, and interests under patent license agreements, including, without limitation, the inventions and improvements described and claimed therein, (ii) licenses pertaining to any patent whether Debtor is licensor or licensee, (iii) income, royalties, damages, payments, accounts and accounts receivable now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) right (but not the obligation) to sue in the name of Debtor and/or in the name of Secured Party for past, present and future infringements thereof, (v) rights corresponding thereto throughout the world in all jurisdictions in which such patents have been issued or applied for, and (vi) reissues, divisions, continuations, renewals, extensions and continuations-in-part with respect to any of the foregoing; and

(e)           any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.  All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions, added by Stats. 1999, c.991 (S.B. 45), Section 35, operative July 1, 2001.